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                                                                    EXHIBIT 99.6



                            NATIONAL CITY CORPORATION
                  NOMINATING AND BOARD OF DIRECTORS GOVERNANCE
                                COMMITTEE CHARTER


                               STATEMENT OF POLICY

The Nominating and Board of Directors Governance Committee shall provide assistance to the board of directors in fulfilling the board of directors responsibilities for director nominations and appointments, establishing compensation for members of the board of directors, and board of directors and corporate governance.


                                  ORGANIZATION

The members of the Nominating and Board of Directors Governance Committee shall be appointed by the board of directors and may be removed by the board of directors. The Nominating and Board of Directors Governance Committee shall meet on the call of its chairman. The Nominating and Board of Directors Governance Committee has the sole authority to retain and terminate any consulting or search firm to be used to identify director candidates, including the sole authority to approve the firm's fees and other retention terms. Half of the members of the Nominating and Board of Directors Governance Committee shall be a quorum to transact business.


                                 QUALIFICATIONS

The Nominating and Board of Directors Governance Committee shall be composed entirely of independent directors, determined by the board of directors under the National City Corporation Corporate Governance Guidelines.


                       POWERS, DUTIES AND RESPONSIBILITIES

In discharging its responsibilities to review, authorize and approve director nominations, director compensation and corporate governance, the Nominating and Board of Directors Governance Committee shall:

     - actively seek individuals qualified to become members of the board of directors;

     - from time to time recommend individuals for appointment as directors by the board of directors;

     - set the number of directors that shall constitute the whole board of directors;


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     -      nominate directors for approval by stockholders at an annual meeting of stockholders or special meeting of stockholders;

     -      evaluate and establish director compensation;

     - recommend to the board of directors the establishment, charter and membership of the various committees of the board of directors;

     - recommend to the board of directors corporate governance guidelines for National City Corporation; and

     - consider and advise the board of directors on other matters relating to the affairs or governance of the board of directors.

     - Annually, review and update this charter for consideration by the board of directors.

     - Annually evaluate the performance and function of the Nominating and Board of Directors Governance Committee.

     - Report the matters considered and actions taken by the Nominating and Board of Directors Governance Committee to the board of directors.